WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



PROSPECTUS
                                                                    July 1, 2001

Georgia Tax-FreeBond Fund


 A long-term bond fund seeking income exempt from federal and Georgia state income taxes.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus.
 Any representation to the contrary is a criminal offense.

T. Rowe Price State Tax-Free Income Trust

  Georgia Tax-Free Bond Fund

Prospectus

July 1, 2001



1             ABOUT THE FUND
              Objective, Strategy, Risks, and Expenses      1
              -----------------------------------------------
              Other Information About the Fund              5
              -----------------------------------------------
              Some Characteristics of                       7
              Municipal Securities
              -----------------------------------------------
              Some Basics of Fixed-Income Investing         9
              -----------------------------------------------

              T. ROWE PRICE ACCOUNT INFORMATION
2
              Pricing Shares and Receiving                 12
              Sale Proceeds
              -----------------------------------------------
              Useful Information on Distributions          13
              and Taxes
              -----------------------------------------------
              Transaction Procedures and                   16
              Special Requirements
              -----------------------------------------------

3             MORE ABOUT THE FUND
              Organization and Management                  20
              -----------------------------------------------
              Understanding Performance Information        21
              -----------------------------------------------
              Investment Policies and Practices            23
              -----------------------------------------------
              Financial Highlights                         31
              -----------------------------------------------

4             INVESTING WITH T. ROWE PRICE
              Account Requirements                         33
              and Transaction Information
              -----------------------------------------------
              Opening a New Account                        34
              -----------------------------------------------
              Purchasing Additional Shares                 35
              -----------------------------------------------
              Exchanging and Redeeming Shares              36
              -----------------------------------------------
              Rights Reserved by the Funds                 37
              -----------------------------------------------
              Information About Your Services              38
              -----------------------------------------------
              T. Rowe Price Brokerage                      41
              -----------------------------------------------
              Investment Information                       42
              -----------------------------------------------
              Privacy Policy                               43
              -----------------------------------------------





 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates,
Inc., and its affiliates managed $148.7 billion, including over $7 billion in municipal fixed-income assets, for more than eight million individual and institutional investor accounts as of March 31, 2001.

 Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.


 ABOUT THE FUND


 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 ----------------------------------------------------------

 What is the fund's objective?

   The fund seeks to provide the highest level of income exempt from federal and Georgia state income taxes, consistent with prudent portfolio management, by investing primarily in investment-grade Georgia municipal bonds.



 What is the fund's principal investment strategy?


   We will invest at least 65% of total assets in Georgia municipal bonds and at least 80% of the fund's income is expected to be exempt from federal and Georgia state income tax. The fund's weighted average maturity is expected to exceed 15 years.

   The fund will generally purchase investment-grade securities, which means their ratings are within the four highest credit categories (AAA, AA, A, BBB) as determined by a national rating organization or, if unrated, by T. Rowe
   Price. The fund may occasionally purchase below investment-grade securities
   (including those with the lowest or no rating), but no such purchase will be made if it would cause the fund's noninvestment-grade bonds to exceed 5% of its net assets.

   Investment decisions reflect the manager's outlook for interest rates and the economy as well as the prices and yields of various securities. This approach is designed to help the manager capture appreciation opportunities when rates are falling and reduce the impact of falling prices when rates are rising.
   For example, if we expect rates to fall, we may buy longer-term securities to provide higher yield and greater appreciation potential. And if our economic outlook is positive, we may take advantage of the fund's 5% "basket" for noninvestment-grade bonds. From time to time, the fund may invest a significant portion of its assets in municipal bonds of certain sectors with special risks, such as hospital, electric utility, or private activity bonds.
   The fund may sell holdings for a variety of reasons, such as to adjust average maturity or quality or to shift assets into higher-yielding securities.

   The fund sometimes invests in obligations of the Commonwealth of Puerto Rico and its public corporations (as well as the U.S. territories of Guam and the Virgin Islands) that are exempt from federal and Georgia state income taxes.
   These securities are generally purchased when they offer a comparably attractive combination of risk and return.



T. ROWE PRICE                                 2

   Due to seasonal variations or shortages in the supply of suitable Georgia securities, the fund may invest in municipals whose interest is exempt from federal but not Georgia state income taxes. Every effort will be made to minimize such investments, but they could compose up to 10% of the fund's annual income.


   While most assets will be invested in municipal securities, other securities may also be purchased, including derivatives such as futures and municipal warrants, in keeping with fund objectives.


   3 Income from Georgia municipal securities is exempt from federal and Georgia state income taxes.


 What are the main risks of investing in the fund?


   Any of the following could cause a decline in your fund's price or income.


  . Interest rate risk This risk refers to the decline in bond prices that accompanies a rise in the overall level of interest rates. (Bond prices and interest rates move in opposite directions.) Generally, the longer the maturity of a fund or security, the greater its interest rate risk.


   While a rise in rates is the principal source of interest rate risk for bond funds, falling rates bring the possibility that a bond may be "called," or redeemed before maturity, and that the proceeds may be reinvested in lower-yielding securities.

  . Credit risk This is the chance that any of a fund's holdings will have its credit rating downgraded or will default (fail to make scheduled interest or principal payments), potentially reducing the fund's income level and share price.


   As of May 1, 2001, the state of Georgia's general obligation bonds are rated
   Aaa by Moody's and AAA by Standard & Poor's and Fitch.

   The fund may invest a significant portion of assets in securities that are not general obligations of the state. These may be issued by local governments or public authorities and are rated according to their particular creditworthiness, which may vary significantly from the state's general obligations.


   While generally considered to be of medium quality, securities in the BBB category may be more susceptible to adverse economic or investing conditions, and some BBB securities have speculative characteristics. We may retain a security whose credit quality is downgraded after purchase.


   3 Significant political and economic developments within a state may have direct and indirect repercussions on virtually all municipal bonds issued in the state.



ABOUT THE FUND                                3

  . Nondiversified risk Because it is nondiversified, the fund can invest more of its assets in a smaller number of issuers than diversified funds. This could result in greater potential losses than for a fund investing in a broader variety of issues.


  . Geographical risk A fund investing within a single state is, by definition, less diversified geographically than one investing across many states and therefore has greater exposure to adverse economic and political changes within that state.

  . Political risk This is the chance that a significant restructuring of federal income tax rates, or even serious discussion on the topic in Congress, could cause municipal bond prices to fall. The demand for municipal securities is strongly influenced by the value of tax-exempt income to investors. Broadly lower income tax rates could reduce the advantage of owning municipals.

  . Other risks Bonds of certain sectors have special risks. For example, the health care industry can be affected by federal or state legislation, electric utilities are subject to governmental regulation, and private activity bonds are not government backed.

   Fund investments in the Commonwealth of Puerto Rico and its public corporations (as well as the U.S. territories of Guam and the Virgin Islands) require careful assessment of certain risk factors, including reliance on substantial federal assistance and favorable tax programs that have recently become subject to phaseout by Congress.

  . Derivatives risk To the extent the fund uses these instruments, it may be exposed to additional volatility and potential losses.


   As with any mutual fund, there can be no guarantee the fund will achieve its objective.


   3 The share price and income level of the fund will fluctuate with changing market conditions and interest rate levels. When you sell your shares, you may lose money.


 How can I tell if the fund is appropriate for me?

   Consider your investment goals, your time horizon for achieving them, and your tolerance for risk. The fund can be used to generate income or to diversify a stock portfolio. The higher your tax bracket, the more likely tax-exempt securities are appropriate. If you can accept the possibility of share price decline in an effort to achieve income exempt from federal and Georgia state income taxes, the fund could be an appropriate part of your overall investment strategy. If you are investing for principal stability and liquidity, you should consider a money market fund.


   The fund is inappropriate for tax-deferred accounts, such as IRAs.


T. ROWE PRICE                                 4
   3 The fund should not represent your complete investment program or be used for short-term trading purposes.


 How has the fund performed in the past?

   The bar chart showing calendar year returns and the average annual total return table indicate risk by illustrating how much returns can differ from one year to the next and over time. Fund past performance is no guarantee of future returns.


   The fund can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted in the chart.
LOGO

----


               Calendar Year Total Returns
  "95"    "96"    "96"    "97"    "98"    "99"     "00"
 --------------------------------------------------------
 -5.91   17.80    3.91    9.69    6.17   -3.64   11.61
 --------------------------------------------------------



          Quarter ended              Total return

 Best quarter                            3/31/95 7.04%

 Worst quarter                           3/31/94 -6.36%


            The fund's return for the 3 months ended 3/31/01 was 2.11%.




 Table 1  Average Annual Total Returns
                                                Periods ended
                                              December 31, 2000
                                                         Since inception
                                      1 year   5 years      (3/31/93)
 ------------------------------------------------------------------------------
  Georgia Tax-Free Bond Fund          11.61%    5.41%         6.14%

  Lehman Brothers Municipal Bond      11.68     5.84          6.26
  Index
 ------------------------------------
  Lipper Georgia Municipal Debt       11.30     4.78          5.52
  Funds Average
 ------------------------------------------------------------------------------






ABOUT THE FUND                                5
 These figures include changes in principal value, reinvested dividends, and capital gain distributions, if any.

 Lehman indices do not reflect the deduction of any fees or expenses.


 What fees or expenses will I pay?

   The fund is 100% no load. There are no fees or charges to buy or sell fund shares, reinvest dividends, or exchange into other T. Rowe Price funds. There are no 12b-1 fees.



 Table 2  Fees and Expenses of the Fund*
                                  Annual fund operating expenses
                           (expenses that are deducted from fund assets)
 ------------------------------------------------------------------------------
  Management fee                              0.42%/a/

  Other expenses                              0.30%

  Total annual fund
  operating expenses                          0.72%/a/

  Fee
  waiver/reimbursement                        0.07%

  Net expenses                                0.65%
 ------------------------------------------------------------------------------






 /a/Effective March 1, 2001, T. Rowe Price contractually obligated itself to waive any fees and bear any expenses through February 28, 2003, to the extent such fees or expenses would cause the ratio of expenses to average net assets to exceed 0.65%. Fees waived or expenses paid or assumed under this agreement are subject to reimbursement to T. Rowe Price whenever the fund's expense ratio is below 0.65%; however, no reimbursement will be made after February
   28, 2005, or if it would result in the expense ratio exceeding 0.65%. Any amounts reimbursed have the effect of increasing fees otherwise paid by the fund. The fund operated under previous expense limitations for which T. Rowe
   Price may be reimbursed.

 /*/
   Redemption proceeds of less than $5,000 sent by wire are subject to a $5 fee paid to the fund. Accounts with less than a $2,000 balance (with certain exceptions) are subject to a $10 fee. See Transaction Procedures and Special
   Requirements - Small Account Fees.


   Example. The following table gives you a rough idea of how expense ratios may translate into dollars and helps you to compare the cost of investing in this fund with that of other mutual funds. Although your actual costs may be higher or lower, the table shows how much you would pay if operating expenses remain the same, the expense limitation currently in place is not renewed, you invest $10,000, earn a 5% annual return, and hold the investment for the following periods and then redeem:



T. ROWE PRICE                                 6


      1 year      3 years      5 years       10 years
    ----------------------------------------------------
       $66         $216         $386           $881
    ----------------------------------------------------






 OTHER INFORMATION ABOUT THE FUND
 ----------------------------------------------------------

 What are the fund's potential rewards?

   The regular income dividends you receive from the fund should be exempt from federal income taxes. They will also be exempt from Georgia state taxes for shareholders who live in Georgia.



 How does the portfolio manager try to reduce risk?

   Consistent with the fund's objective, the portfolio manager uses various tools to try to reduce risk and increase total return, including:


  . Diversification of assets to reduce the impact of a single holding or sector on a fund's net asset value.


  . Thorough credit research by our own analysts.

  . Adjustment of fund duration to try to reduce the drop in price when interest rates rise or to benefit from the rise in price when rates fall. Duration is a measure of a fund's sensitivity to interest rate changes.


 What is the credit quality of Georgia general obligations?


   Georgia's general obligation bonds are rated "triple A" by all three of the major rating agencies as of May 1, 2001. The state has maintained these ratings for several years due to strong economic growth and conservative financial management. Georgia finished 1999 with a budget surplus of over $700 million and it holds nearly as much in reserves, the highest in the state's history. Unemployment levels in the state remain near or at historical lows. Georgia's debt levels are limited by the state constitution, which states that maximum annual debt service is limited to 10% of total revenue receipts of the state treasury.


 What about the quality of the fund's other holdings?


   In addition to the state's general obligations, the fund will invest a significant portion of assets in bonds that are rated according to the issuer's individual creditworthiness, such as bonds of local governments and public authorities. While local governments in Georgia depend principally on their own revenue sources, they could experience budget shortfalls due to cutbacks in state aid.


ABOUT THE FUND                                7
   Certain fund holdings do not rely on any government for money to service their debt. Bonds issued by governmental authorities may depend wholly on revenues generated by the project they financed or on other dedicated revenue streams. The credit quality of these "revenue" bonds may vary from that of the state's general obligations.


   As of May 1, 2001, Puerto Rico's general obligation credit ratings were Baa1 by Moody's and A by Standard & Poor's. In April of 2001, Moody's changed its general obligation bond rating outlook to stable from positive, citing a decline in economic growth and weaker-than-forecasted financial performance.
   Budgetary imbalance, a high level of government-backed debt outstanding, and economic uncertainties are concerns for the Commonwealth's long-term rating.



 What are derivatives and can the fund invest in them?


   The term derivative is used to describe financial instruments whose value is derived from an underlying security (e.g., a stock or bond) or a market benchmark (e.g., an interest rate index). Many types of investments representing a wide range of risks and potential rewards fall under the "derivatives" umbrella - from conventional instruments, such as callable bonds, futures, and options, to more exotic investments, such as stripped mortgage securities and structured notes.


   The fund will invest in derivatives only if the expected risks and rewards are consistent with its objective, policies, and overall risk profile as described in this prospectus. The fund limits its use of derivatives to situations in which they may enable the fund to accomplish the following:
   increase yield; hedge against a decline in principal value; invest in eligible asset classes with greater efficiency and lower cost than is possible through direct investment; or adjust fund duration.

   The fund will not invest in any high-risk, highly leveraged derivative instrument that is expected to cause the price volatility of the portfolio to be meaningfully different from that of a long-term investment-grade bond.


 Is there other information I can review before making a decision?

   Investment Policies and Practices in Section 3 discusses various types of portfolio securities the fund may purchase as well as types of management practices the fund may use.



 SOME CHARACTERISTICS OF MUNICIPAL SECURITIES
 ----------------------------------------------------------

 Who issues municipal securities?

   State and local governments and governmental authorities sell notes and bonds
   (usually called "municipals") to pay for public projects and services.


T. ROWE PRICE                                 8
 Who buys municipal securities?


   Individuals are the primary investors, and a principal way they invest is through mutual funds. Prices of municipals may be affected by major changes in cash flows into or out of municipal funds. For example, substantial and sustained redemptions from municipal bond funds could result in lower prices for these securities.



 What is tax-free about municipals and municipal funds?


   The regular income dividends you receive should be exempt from regular federal income taxes. A portion of these dividends may also be exempt from your state and local income tax (if any). However, fund capital gain distributions are taxable to you. (Please see Useful Information on Distributions and Taxes-Taxes on Fund Distributions.)



   3 Municipal securities are also called "tax-exempts" because the interest income they provide is usually exempt from federal income taxes.


 Is interest income from municipal issues always exempt from federal taxes?


   No. Since 1986 income from so-called "private activity" municipals has been subject to the federal alternative minimum tax (AMT). For instance, some bonds financing airports, stadiums, and student loan programs fall into this category. These bonds carry higher yields than regular municipals.
   Shareholders subject to the AMT must include income derived from private activity bonds in their AMT calculation. Normally, the fund will not purchase a security if, as a result, more than 20% of the fund's income would be subject to the AMT. The portion of income subject to the AMT will be reported annually to shareholders. (Please see Useful Information on Distributions and Taxes -Taxes on Fund Distributions.)


   Additionally, under highly unusual circumstances, the IRS may determine that a bond issued as tax-exempt should in fact be taxable. If a fund were to hold such a bond, it might have to distribute taxable income or reclassify as taxable income previously distributed as tax-free.


 Why are yields on municipals usually below those on otherwise comparable taxable securities?

   Since the income provided by most municipals is exempt from federal taxation, investors are willing to accept lower yields on a municipal bond than on an otherwise similar (in quality and maturity) taxable bond.


 How can I tell if a tax-free or taxable fund is suitable for me?

   The primary factor is your expected federal income tax rate. The higher your tax bracket, the more likely tax-exempts will be appropriate. If a municipal fund's tax-exempt yield is higher than the after-tax yield on a taxable bond or money fund, then your income will be higher in the municipal fund. To find what a tax-


ABOUT THE FUND                                9
   able fund would have to yield to equal the yield on a municipal fund, divide the municipal fund's yield by one minus your tax rate. For quick reference, the next table shows a range of taxable-equivalent yields.


 Table 3  Taxable-Equivalent Yields
  If your                                    A tax-free yield of
  federal tax                       2%     3%     4%     5%     6%     7%
  rate is:                               Equals a taxable yield of:
  27%                              2.7%   4.1%   5.5%   6.9%   8.2%    9.6%
                                   ------------------------------------------
  30%                              2.9    4.3    5.7    7.1    8.6    10.0
                                   ------------------------------------------
  35%                              3.1    4.6    6.2    7.7    9.2    10.8
                                   ------------------------------------------
  38.6%                            3.3    4.9    6.5    8.1    9.8    11.4
 ---------------------------------------------------------------------------------





 SOME BASICS OF FIXED-INCOME INVESTING

 ----------------------------------------------------------

 Is a fund's yield fixed or will it vary?

   It will vary. The yield is calculated every day by dividing a fund's net income per share, expressed at annual rates, by the share price. Since both income and share price will fluctuate, a fund's yield will also vary.
   (Although money fund prices are stable, income is variable.)


 Is yield the same as total return?

   Not for bond funds. The total return reported for a fund is the result of reinvested distributions (income and capital gains) and the change in share price for a given time period. Income is always a positive contributor to total return and can enhance a rise in share price or serve as an offset to a drop in share price. Since money funds are managed to maintain a stable share price, their yield and total return should be the same.


 What is credit quality and how does it affect yield?

   Credit quality refers to a bond issuer's expected ability to make all required interest and principal payments on time. Because highly rated issuers represent less risk, they can borrow at lower interest rates than less creditworthy issuers. Therefore, a fund investing in high-quality securities should have a lower yield than an otherwise comparable fund investing in lower-quality securities.


 What is meant by a bond fund's maturity?

   Every bond has a stated maturity date when the issuer must repay the bond's entire principal value to the investor. However, many bonds are "callable," meaning their principal can be repaid earlier, on or after specified call dates.


T. ROWE PRICE                                 10
   Bonds are most likely to be called when interest rates are falling because the issuer can refinance at a lower rate, just as a homeowner refinances a mortgage. In that environment, a bond's "effective maturity" is usually its nearest call date.

   A bond mutual fund has no real maturity, but it does have a weighted average maturity and a weighted average effective maturity. This number is an average of the stated or effective maturities of the underlying bonds, with each bond's maturity "weighted" by the percentage of fund assets it represents.
   Some funds target effective maturities rather than stated maturities when computing the average. This provides additional flexibility in portfolio management.


 What is meant by a bond fund's duration?

   Duration is a calculation that seeks to measure the price sensitivity of a bond or a bond fund to changes in interest rates. It is expressed in years, like maturity, but it is a better indicator of price sensitivity than maturity because it takes into account the time value of cash flows generated over the bond's life. Future interest and principal payments are discounted to reflect their present value and then are multiplied by the number of years they will be received to produce a value expressed in years - the duration.
   "Effective" duration takes into account call features and sinking fund payments that may shorten a bond's life.


   Since duration can also be computed for bond funds, you can estimate the effect of interest rates on share prices by multiplying fund duration by an expected change in interest rates. For example, the price of a bond fund with a duration of five years would be expected to fall approximately 5% if rates rose by one percentage point. (T. Rowe Price shareholder reports show duration.)



 How is a municipal's price affected by changes in interest rates?

   When interest rates rise, a bond's price usually falls, and vice versa. In general, the longer a bond's maturity, the greater the price increase or decrease in response to a given change in rates, as shown in Table 4.



 Table 4  How Interest Rates May Affect Bond Prices
                                 Price per $1,000 of a Municipal Bond if
Interest Rates:
  Bond maturity         Coupon     Increase                     Decrease
                                      1%            2%             1%             2%
  1 year          2002   3.00%       $990          $981          $1,010         $1,020
                                -----------------------------------------------------------
  3 years         2004   3.64         972           946           1,029          1,058
                                -----------------------------------------------------------
  5 years         2006   3.94         956           915           1,046          1,095
                                -----------------------------------------------------------
  10 years        2011   4.53         924           855           1,084          1,176
                                -----------------------------------------------------------
  20 years        2021   5.24         887           790           1,134          1,293
                                -----------------------------------------------------------
  30 years        2031   5.32         866           758           1,167          1,378
 -----------------------------------------------------------------------------------------------





 The table reflects yields on AAA-rated municipals as of April 30, 2001. This is an illustration and does not represent expected yields or share price changes of any T. Rowe Price fund.



ABOUT THE FUND 11 What are the major differences between money market and bond funds?

  . Price Bond funds have fluctuating share prices. Money market funds are managed to maintain a stable share price.

  . Maturity Short- and intermediate-term bond funds have longer average maturities (from one to 10 years) than money market funds (90 days or less).
   Longer-term bond funds have the longest average maturities (10 years or more).


  . Income Short- and intermediate-term bond funds typically offer more income than money market funds and less income than longer-term bond funds.


 T. ROWE PRICE ACCOUNT INFORMATION

   Here are some procedures you should know when investing in the T. Rowe Price family of tax-free bond and money market funds.



 PRICING SHARES AND RECEIVING SALE PROCEEDS
 ----------------------------------------------------------

 How and when shares are priced

   The share price (also called "net asset value" or NAV per share) for all funds is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day that the exchange is open for business. To calculate the NAV, a fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Current market values are used to price stocks and bonds.
   Amortized cost is used to price securities held by money market funds.


   3 The various ways you can buy, sell, and exchange shares are explained at the end of this prospectus and on the New Account Form. These procedures may differ for institutional and employer-sponsored retirement accounts.


 How your purchase, sale, or exchange price is determined

   If we receive your request in correct form by 4 p.m. ET, your transaction will be priced at that day's NAV. If we receive it after 4 p.m., it will be priced at the next business day's NAV.

   We cannot accept orders that request a particular day or price for your transaction or any other special conditions.

   Fund shares may be purchased through various third-party intermediaries including banks, brokers, and investment advisers. Where authorized by a fund, orders will be priced at the NAV next computed after receipt by the intermediary. Consult your intermediary to determine when your orders will be priced. The intermediary may charge a fee for its services.

   Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.



ABOUT THE FUND                                13

 How you can receive the proceeds from a sale


   3 When filling out the New Account Form, you may wish to give yourself the widest range of options for receiving proceeds from a sale.

   If your request is received by 4 p.m. ET in correct form, proceeds are usually sent on the next business day. Proceeds can be sent to you by mail or to your bank account by Automated Clearing House (ACH) transfer or bank wire.
   ACH is an automated method of initiating payments from, and receiving payments in, your financial institution account. Proceeds sent by ACH transfer should be credited the second business day after the sale. Proceeds sent by bank wire should be credited to your account the first business day after the sale.

  . Exception: Under certain circumstances and when deemed to be in a fund's best interest, your proceeds may not be sent for up to seven calendar days after we receive your redemption request.


   3 If for some reason we cannot accept your request to sell shares, we will contact you.



 USEFUL INFORMATION ON DISTRIBUTIONS AND TAXES
 ----------------------------------------------------------

   3 All net investment income and realized capital gains are distributed to shareholders.


  Dividends and Other Distributions

   Dividend and capital gain distributions are reinvested in additional fund shares in your account unless you select another option on your New Account
   Form. Reinvesting distributions results in compounding, that is, receiving income dividends and capital gain distributions on a rising number of shares.

   Distributions not reinvested are paid by check or transmitted to your bank account via ACH. If the Post Office cannot deliver your check, or if your check remains uncashed for six months, the fund reserves the right to reinvest your distribution check in your account at the NAV on the day of the reinvestment and to reinvest all subsequent distributions in shares of the fund. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

   The following chart provides details on dividend payments.



T. ROWE PRICE                                 14




 Table 5 Tax-Free Funds Dividend Payment Schedule
  Fund                                                               Dividends
  Money market funds                               .
                                                    Declared daily to
                                                    shareholders of record as of
                                                    12 noon ET on that day.
                                                    Other purchases receive the
                                                    dividend on the next
                                                    business day after payment
                                                    has been received.

                                                   . Paid on the first business
day of each month.
 ---------------------------------------------------------------------------------------------------
  Bond funds                                       .
                                                    Declared daily to
                                                    shareholders of record as of
                                                    4 p.m. ET the previous
                                                    business day. Other
                                                    purchases receive the
                                                    dividend on the next
                                                    business day after payment
                                                    has been received.

                                                   . Paid on the first business
day of each month.
 --------------------------------------------------------------------------------------------------------





   Fund shares will earn dividends through the date of redemption; also, shares redeemed on a Friday or prior to a holiday will continue to earn dividends until the next business day. Generally, if you redeem all of your shares at any time during the month, you will also receive all dividends earned through the date of redemption in the same check. When you redeem only a portion of your bond or money fund shares, all dividends accrued on those shares will be reinvested, or paid in cash, on the next dividend payment date.


 Capital gain payments

   If a fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month. If a second distribution is necessary, it is paid the following year.

   Capital gain payments are not expected in money market funds, which are managed to maintain a constant share price.


   3 A capital gain or loss is the difference between the purchase and sale price of a security.

   Tax Information

   3 You will be sent timely information for your tax filing needs.

   Although the regular monthly income dividends you receive from each fund are expected to be exempt from federal and, if applicable, state and/or local income taxes, you need to be aware of the possible tax consequences when:

  . You sell fund shares, including an exchange from one fund to another.

  . A fund makes a distribution to your account.



ABOUT THE FUND                                15
   Note: You must report your total tax-exempt income on IRS Form 1040. The IRS uses this information to help determine the tax status of any Social Security payments you may have received during the year. For shareholders who receive
   Social Security benefits, the receipt of tax-exempt interest may increase the portion of benefits that are subject to tax.


   If a fund invests in certain "private activity" bonds, shareholders who are subject to the alternative minimum tax (AMT) must include income generated by these bonds in their AMT computation. The portion of your fund's income that should be included in your AMT calculation, if any, will be reported to you in January.

   Taxes on fund redemptions
   When you sell shares in any fund, you may realize a gain or loss. An exchange from one fund to another is also a sale for tax purposes. If you realize a loss on the sale or exchange of fund shares held six months or less, your capital loss is reduced by the tax-exempt dividends received on those shares.

   In January, you will be sent Form 1099-B indicating the date and amount of each sale you made in the fund during the prior year. This information will also be reported to the IRS. For most new accounts or those opened by exchange in 1984 or later, we will provide the gain or loss on the shares you sold during the year, based on the "average cost" single category method.
   This information is not reported to the IRS, and you do not have to use it.
   You may calculate the cost basis using other methods acceptable to the IRS, such as "specific identification."

   To help you maintain accurate records, we send you a confirmation immediately following each transaction you make (except for systematic purchases and redemptions) and a year-end statement detailing all your transactions in each fund account during the year.

   Taxes on fund distributions
   In January, you will be sent Form 1099-DIV indicating the tax status of any capital gain distributions made to you. This information will also be reported to the IRS. A fund's capital gain distributions are generally taxable to you for the year in which they were paid. Dividends are expected to be tax-exempt.

   The tax treatment of a capital gain distribution is determined by how long the fund held the portfolio securities, not how long you held shares in the fund. Short-term (one year or less) capital gain distributions are taxable at the same rate as ordinary income and long-term gains on securities held more than 12 months are taxed at a maximum rate of 20%. If you realized a loss on the sale or exchange of fund shares that you held six months or less, your short-term loss must be reclassified to a long-term loss to the extent of any long-term capital gain distribution received during the period you held the shares.



T. ROWE PRICE                                 16
   A portion of the capital gains realized on the sale of market discount bonds with maturities beyond one year may be treated as ordinary income and cannot be offset by other capital losses. Therefore, to the extent each fund invests in these securities, the likelihood of a taxable gain distribution will be increased.


   3 Distributions are taxable whether reinvested in additional shares or received in cash.

   Tax effect of buying shares before a capital gain distribution If you buy shares shortly before or on the "record date" - the date that establishes you as the person to receive the upcoming distribution - you receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out a fund's record date before investing. Of course, a fund's share price may, at any time, reflect undistributed capital gains and unrealized appreciation, which may result in future taxable distributions.
   Such distributions can occur even in a year when the fund has a negative return.


   3 The preceding tax information summary does not apply to retirement accounts, such as IRAs, which are not subject to current tax.



 TRANSACTION PROCEDURES AND SPECIAL REQUIREMENTS
 ----------------------------------------------------------

   3 Following these procedures helps assure timely and accurate transactions.


 Purchase Conditions

   Nonpayment
   If you pay with a check or ACH transfer that does not clear or if your payment is not timely received, your purchase may be canceled. You will be responsible for any losses or expenses incurred by the fund(s) or transfer agent, and the fund(s) can redeem shares you own in this or another identically registered T. Rowe Price account as reimbursement. The fund(s) and its agents have the right to reject or cancel any purchase, exchange, or redemption due to nonpayment.

   U.S. dollars; type of check
   All purchases must be paid for in U.S. dollars; checks must be drawn on U.S.
   banks.


 Sale (Redemption) Conditions

   Holds on immediate redemptions: 10-day hold
   If you sell shares that you just purchased and paid for by check or ACH transfer, the fund will process your redemption but will generally delay sending you the proceeds for up to 10 calendar days to allow the check or transfer to clear. If, during the clearing period, we receive a check drawn against your newly pur-




ABOUT THE FUND                                17

   chased shares, it will be returned marked "uncollected." (The 10-day hold does not apply to purchases paid for by bank wire or automatic purchases through your paycheck.)


   Telephone, Tele*Access/(R)/, and personal computer transactions Exchange and redemption services through telephone and Tele*Access are established automatically when you sign the New Account Form unless you check the boxes that state you do not want these services. Personal computer transactions must be established separately. T. Rowe Price funds and their agents use reasonable procedures to verify the identity of the shareholder. If these procedures are followed, the funds and their agents are not liable for any losses that may occur from acting on unauthorized instructions. A confirmation is sent promptly after a transaction. Please review it carefully and contact T. Rowe Price immediately about any transaction you believe to be unauthorized. Telephone conversations are recorded.

   Redemptions over $250,000
   Large redemptions can adversely affect a portfolio manager's ability to implement a fund's investment strategy by causing the premature sale of securities that would otherwise be held. If, in any 90-day period, you redeem
   (sell) more than $250,000, or your sale amounts to more than 1% of fund net assets, the fund has the right to pay the difference between the redemption amount and the lesser of the two previously mentioned figures with securities from the fund.


 Excessive Trading


   3 T. Rowe Price may bar excessive traders from purchasing shares.

   Frequent trades in your account or accounts controlled by you can disrupt management of a fund and raise its expenses. To deter such activity, the fund has adopted an excessive trading policy. If you violate our excessive trading policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds.

  . Trades placed directly with T. Rowe Price If you trade directly with T. Rowe
   Price, you can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit, or if your trade activity involves market timing, you are in violation of our excessive trading policy.

   Two types of transactions are exempt from this policy: 1) trades solely in money market funds (exchanges between a money fund and a nonmoney fund are not exempt); and 2) systematic purchases and redemptions (see Information
   About Your Services).



T. ROWE PRICE                                 18

  . Trades placed through intermediaries If you purchase fund shares through an intermediary including a broker, bank, investment adviser, or other third party, you can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit or if you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy. Systematic purchases and redemptions are exempt from this policy.


 Keeping Your Account Open

   Due to the relatively high cost to a fund of maintaining small accounts, we ask you to maintain an account balance of at least $1,000 ($10,000 for Summit
   Funds). If your balance is below this amount for three months or longer, we have the right to close your account after giving you 60 days in which to increase your balance.


 Small Account Fees

   Because of the disproportionately high costs of servicing accounts with low balances, a $10 fee, paid to T. Rowe Price Services, the funds' transfer agent, will automatically be deducted from nonretirement accounts with balances falling below a minimum amount. The valuation of accounts and the deduction are expected to take place during the last five business days of September. The fee will be deducted from accounts with balances below $2,000, except for UGMA/ UTMA accounts, for which the minimum is $500. The fee will be waived for any investor whose T. Rowe Price mutual fund accounts total
   $25,000 or more. Accounts employing automatic investing (e.g., payroll deduction, automatic purchase from a bank account, etc.) are also exempt from the charge. The fee does not apply to IRAs and other retirement plan accounts, but a separate custodial fee may apply to such accounts.


 Signature Guarantees


   3 A signature guarantee is designed to protect you and the T. Rowe Price funds from fraud by verifying your signature.

   You may need to have your signature guaranteed in certain situations, such as:

  . Written requests 1) to redeem over $100,000 or 2) to wire redemption proceeds.

  . Remitting redemption proceeds to any person, address, or bank account not on record.

  . Transferring redemption proceeds to a T. Rowe Price fund account with a different registration (name or ownership) from yours.

  . Establishing certain services after the account is opened.



ABOUT THE FUND                                19

   A signature guarantee can be obtained from most banks, savings institutions, broker-dealers, and other guarantors acceptable to T. Rowe Price. We cannot accept guarantees from notaries public or organizations that do not provide reimbursement in the case of fraud.



 MORE ABOUT THE FUND


 ORGANIZATION AND MANAGEMENT
 ----------------------------------------------------------

 How is the fund organized?


   The T. Rowe Price State Tax-Free Income Trust (the "Trust") was organized in
   1986 as a Massachusetts business trust. The fund was organized in 1993 and is a "nondiversified, open-end investment company," or mutual fund. Mutual funds pool money received from shareholders and invest it to try to achieve specified objectives.


   3 Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

   As with all mutual funds, investors purchase shares when they put money in a fund. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

   Each share and fractional share entitles the shareholder to:

  . Receive a proportional interest in a fund's income and capital gain distributions.

  . Cast one vote per share on certain fund matters, including the election of fund trustees, changes in fundamental policies, or approval of changes in the fund's management contract.


 Do T. Rowe Price funds have annual shareholder meetings?

   The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the fund will send you proxy materials that explain the issues to be decided and include instructions on voting by mail or telephone, or on the Internet.


 Who runs the fund?


   General Oversight

   The Trust is governed by a Board of Trustees that elects the Trust's officers and meets regularly to review the fund's investments, performance, expenses, and other business affairs. The policy of the Trust is that a majority of Board members are independent of T. Rowe Price.



ABOUT THE FUND                                21
   3 All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by the fund's portfolio managers.

   Portfolio Management
   The fund has an Investment Advisory Committee with the following members:
   Hugh D. McGuirk, Chairman, Jeremy N. Baker, Linda A. Brisson, Konstantine B.
   Mallas, Mary J. Miller, and Arthur S. Varnado. The committee chairman has day-to-day responsibility for managing the portfolio and works with the committee in developing and executing the fund's investment program. Mr.
   McGuirk joined T. Rowe Price in 1993 as a trader and has been a member of the fund's advisory committee since 1994. He has been managing investments since
   1997 when he was appointed the fund's chairman.

   The Management Fee
   This fee has two parts - an "individual fund fee," which reflects a fund's particular characteristics, and a "group fee." The group fee, which is designed to reflect the benefits of the shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the Spectrum Funds, and any institutional, index, or private label mutual funds). The group fee schedule
   (shown below) is graduated, declining as the asset total rises, so shareholders benefit from the overall growth in mutual fund assets.



   Group Fee Schedule
    0.334%/a/         First $50 billion

    0.305%            Next $30 billion
    -------------------------------------
    0.300%            Next $40 billion

    0.295%            Thereafter
    -------------------------------------




   /a/     Represents a blended group fee rate containing various break points.


   Each fund's portion of the group fee is determined by the ratio of its daily net assets to the daily net assets of all the T. Rowe Price funds described previously. Based on combined T. Rowe Price fund assets of over $96 billion at February 28, 2001, the group fee was 0.32%. The individual fund fee is 0.10%.




 UNDERSTANDING PERFORMANCE INFORMATION
 ----------------------------------------------------------
   This section should help you understand the terms used to describe fund performance. You will come across them in shareholder reports you receive from us; in our education and informational materials; in T. Rowe Price advertisements; and in the media.


T. ROWE PRICE                                 22
 Total Return

   This tells you how much an investment has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.

   Advertisements may include cumulative or average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.


 Cumulative Total Return

   This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.


 Average Annual Total Return

   This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.


 Yield

   The current or "dividend" yield on a fund or any investment tells you the relationship between the investment's current level of annual income and its price on a particular day. The dividend yield reflects the actual income paid to shareholders for a given period, annualized, and divided by the price at the end of the period. For example, a fund providing $5 of annual income per share and a price of $50 has a current yield of 10%. Yields can be calculated for any time period.

   For bond funds, the advertised or SEC yield is found by determining the net income per share (as defined by the Securities and Exchange Commission) earned by a fund during a 30-day base period and dividing this amount by the per share price on the last day of the base period. The SEC yield-also called the standardized yield-may differ from the dividend yield.


ABOUT THE FUND                                23
 INVESTMENT POLICIES AND PRACTICES
 ----------------------------------------------------------
   This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.

   Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" that can be changed without shareholder approval. However, significant changes are discussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances does not cause a violation of the restriction and will not require the sale of an investment if it was proper at the time it was made.


   Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in the prospectus. For instance, fund investments in residual interest bonds are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in residual interest bonds could have significantly more of an impact on a fund's share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.


   Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you.


   3 Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.


 Types of Portfolio Securities


   In seeking to meet its investment objective, the fund may invest in any type of municipal security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with its investment program. The following pages describe the principal types of fund securities and investment management practices.


   Fundamental policy The fund is registered as a nondiversified mutual fund.
   This means that the fund may invest a greater portion of its assets in a single issuer than diversified fund, which may subject the fund to greater risk of price declines. However, because the fund intends to qualify as a "regulated investment company" under the Internal Revenue Code, it must invest so that, at the


T. ROWE PRICE                                 24
   end of each quarter, with respect to 50% of its total assets, no more than 5%
   of its assets is invested in the securities of a single issuer, and with respect to the remaining 50%, no more than 25% of its assets is invested in a single issuer.

   Municipal Securities

   Fund assets are invested primarily in various tax-free municipal debt securities. The issuers have a contractual obligation to pay interest at a stated rate on specific dates and repay principal (the bond's face value) on a specified date or dates. An issuer may have the right to redeem or "call" a bond before maturity, and the fund may have to reinvest the proceeds at lower rates.


   There are two broad categories of municipal bonds. General obligation bonds are backed by the issuer's "full faith and credit," that is, its full taxing and revenue raising power. Revenue bonds usually rely exclusively on a specific revenue source, such as charges for water and sewer service, to generate money for debt service.


   3 In purchasing municipals, the fund relies on the opinion of the issuer's bond counsel regarding the tax-exempt status of the investment.


   Private Activity Bonds and Taxable Securities

   While income from most municipals is exempt from federal income taxes, the income from certain types of private activity bonds (a type of revenue bond) may be subject to the alternative minimum tax (AMT). However, only persons subject to the AMT pay this tax. Private activity bonds may be issued for purposes such as housing or airports or to benefit a private company. (Being subject to the AMT does not mean the investor necessarily pays this tax. For further information, please see Useful Information on Distributions and Taxes.)

   Fundamental policy Under normal market conditions, the fund will not purchase any security if, as a result, less than 80% of the fund's income would be exempt from federal and Georgia state income taxes. Up to 20% of fund income could be derived from securities subject to the alternative minimum tax.

   Operating policy During periods of abnormal market conditions, for temporary defensive purposes, there is no limit on fund investments in high-quality, short-term securities whose income is subject to federal and Georgia state income taxes.


   Operating policy Industrial development bonds are a special type of private activity bond permitted under IRS guidelines and are typically backed by a corporate obligor to finance projects benefiting the public. Fund investments in industrial development bonds related to the same industry (such as solid waste,


ABOUT THE FUND                                25
   nuclear utility, or airlines) are limited to 25% of total assets. Bonds which are refunded with escrowed U.S. government securities or subject to certain types of guarantees are not subject to the 25% limitation.


   In addition to general obligation and revenue bonds, fund investments may include, but are not limited to, the following types of securities:


   Municipal Lease Obligations

   A lease is not a full faith and credit obligation of the issuer and is usually backed only by the borrowing government's unsecured pledge to make annual appropriations for lease payments. There have been challenges to the legality of lease financing in numerous states and, from time to time, certain municipalities have considered not appropriating money for lease payments. In deciding whether to purchase a lease obligation, the fund would assess the financial condition of the borrower, the merits of the project, the level of public support for the project, and the legislative history of lease financing in the state. These securities may be less readily marketable than other municipals. Fund purchases of unrated lease obligations may also be made.


   Municipal Warrants

   Municipal warrants are essentially call options on municipal bonds. In exchange for a premium, they give the purchaser the right, but not the obligation, to purchase a municipal bond in the future. The fund might purchase a warrant to lock in forward supply in an environment where the current issuance of bonds is sharply reduced. Like options, warrants may expire worthless and they may have reduced liquidity.


   Operating policy Fund investments in municipal warrants are limited to 2% of total assets.

   Securities With "Puts"

   Some longer-term municipals give the investor the right to "put" or sell the security at par (face value) within a specified number of days following the investor's request - usually one to seven days. This feature enhances a security's liquidity by dramatically shortening its effective maturity and enables it to trade at a price equal to or very close to par. If a put feature terminates prior to being exercised, the fund may be forced to hold the longer-term security, which could experience substantially more volatility.


   Securities With Credit Enhancements
  . Letters of credit Letters of credit are issued by a third party, usually a bank, to enhance liquidity and ensure repayment of principal and any accrued interest if the underlying municipal security should default.

  . Municipal Bond Insurance This insurance, which is usually purchased by the bond issuer from a private, nongovernmental insurance company, provides an


T. ROWE PRICE                                 26
   unconditional and irrevocable guarantee that the insured bond's principal and interest will be paid when due. Insurance does not guarantee the price of the bond or the share price of any fund. The credit rating of an insured bond reflects the credit rating of the insurer, based on its claims-paying ability.


   The obligation of a municipal bond insurance company to pay a claim extends over the life of each insured bond. Although defaults on insured municipal bonds have been low to date and municipal bond insurers have met their claims, there is no assurance this will continue. A higher-than-expected default rate could strain the insurer's loss reserves and adversely affect its ability to pay claims to bondholders, such as the fund. The number of municipal bond insurers is relatively small, and not all of them have the highest rating.


  . Standby Purchase Agreements A Standby Bond Purchase Agreement (SBPA) is a liquidity facility provided to pay the purchase price of bonds that cannot be remarketed. The obligation of the liquidity provider (usually a bank) is only to advance funds to purchase tendered bonds that cannot be remarketed and does not cover principal or interest under any other circumstances. The liquidity provider's obligations under the SBPA are usually subject to numerous conditions, including the continued creditworthiness of the underlying borrower.

   Synthetic or Derivative Securities
   Derivatives and synthetics in which the fund may invest include:

  . Residual Interest Bonds (These are a type of potentially high-risk derivative.) The income stream provided by an underlying bond is divided to create two securities, one short term and one long term. The interest rate on the short-term component is reset by an index or auction process normally every seven to 35 days. After income is paid on the short-term securities at current rates, the residual income goes to the long-term securities.
   Therefore, rising short-term interest rates result in lower income for the longer-term portion, and vice versa. The longer-term bonds can be very volatile and may be less liquid than other municipals of comparable maturity.
   Fund investments will only be made in securities deemed tax-exempt by a nationally recognized bond counsel, but there is no guarantee the interest will be exempt because the IRS has not issued a definitive ruling on the matter.

   Operating policy Fund investments in residual interest bonds are limited to 10% of total assets.


  . Participation Interests This term covers various types of securities created by converting fixed rate bonds into short-term, variable rate certificates.
   These securities have been developed in the secondary market to meet the demand for short-term, tax-exempt securities. Fund investments will only be made in securities deemed tax-exempt by a nationally recognized bond counsel, but there is no guarantee




ABOUT THE FUND                                27

   the interest will be exempt because the IRS has not issued a definitive ruling on the matter. There is no limit on fund investments in these securities.


  . Embedded Interest Rate Swaps and Caps In a fixed rate, long-term municipal bond with an interest rate swap attached to it, the bondholder usually receives the bond's fixed coupon payment as well as a variable rate payment that represents the difference between a fixed rate for the term of the swap
   (which is typically shorter than the bond it is attached to) and a variable rate, short-term municipal index. The bondholder receives excess income when short-term rates remain below the fixed interest rate swap rate. If short-term rates rise above the fixed-income swap rate, the bondholder's income is reduced. At the end of the interest rate swap term, the bond reverts to a single fixed coupon payment.


   An embedded interest rate cap allows the bondholder to receive payments whenever short-term rates rise above a level established at the time of purchase. They normally are used to hedge against rising short-term interest rates.

   Both instruments may be volatile and of limited liquidity, and their use may adversely affect fund total return.

   Operating policy Fund investments in embedded interest rate swaps and caps are limited to 10% of total assets.


  . Index Total Return Swaps This investment vehicle allows a fund to participate in the municipal market in a generic fashion without buying or selling individual municipal securities. As such, index swaps can be used to "buy" the index (if we expect municipal yields to fall and prices to rise) or to "sell" the index (if we expect municipal yields to rise and prices to fall). The fund will make or receive a payment (at the swap termination date) based on a comparison of the value of the index at swap termination versus the value at swap initiation. Index swaps can be customized as to par amount, maturity along the yield curve, and term (or length) of the swap. Thus, an intermediate-term fund may prefer a swap pegged to the 10-year maturity within the index while a long-term fund may prefer a 20-year maturity. The index can be designated to be any widely followed benchmark for municipal yields. If the fund's view of interest rates at the time of entering into the swap is incorrect, it would likely lose money from these investments.

   Operating policy Fund investments in index total return swaps are limited to 10% of total assets.



T. ROWE PRICE                                 28
   Private Placements

   The fund may seek to enhance its yield through the purchase of private placements. These securities are sold through private negotiations, usually to institutions or mutual funds, and may have resale restrictions. Their yields are usually higher than comparable public securities to compensate the investor for their limited marketability.

   Operating policy Fund investments in illiquid securities, including unmarketable private placements, are limited to 15% of net assets.



 Types of Investment Management Practices

   Reserve Position

   A portion of fund assets will be held in short-term, tax-exempt money market securities maturing in one year or less. Fund reserve positions provide flexibility in meeting redemptions, paying expenses, and in the timing of new investments; can help in structuring the fund's weighted average maturity;
   and serve as a short-term defense during periods of unusual market volatility. Fund reserve positions can consist of shares of one or more T.
   Rowe Price internal money market funds as well as short-term, investment-grade securities, including tax-exempt commercial paper, municipal notes, and short-term maturity bonds. Some of these securities may have adjustable, variable, or floating rates. For temporary, defensive purposes, there is no limit on fund investments in money market reserves. The effect of taking such a position is that the fund may not achieve its investment objectives.


   When-Issued Securities and Forwards

   New issues of municipals are often sold on a "when-issued" basis, that is, delivery and payment take place 15 - 45 days after the buyer has agreed to the purchase. Some bonds, called "forwards," have longer-than-standard settlement dates, typically six to 24 months. When buying these securities, the fund will maintain cash or high-grade marketable securities held by its custodian equal in value to its commitment for these securities. The fund does not earn interest on when-issued and forward securities until settlement, and the value of the securities may fluctuate between purchase and settlement. Municipal "forwards" typically carry a substantial yield premium to compensate the buyer for their greater interest rate, credit, and liquidity risks.


   Interest Rate Futures
   Futures (a type of potentially high-risk derivative) are often used to manage risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Specifically, futures (and options on futures) may be bought or sold in an effort to accomplish any number of objectives, including: to hedge


ABOUT THE FUND                                29
   against a potentially unfavorable change in interest rates and to adjust fund exposure to the municipal bond market; to protect portfolio value; to enhance income; as a cash management tool; and to adjust portfolio duration.


   Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

   Operating policy Initial margin deposits on futures and premiums on options used for non-hedging purposes will not equal more than 5% of fund net asset value.


   Borrowing Money and Transferring Assets
   Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

   Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.

   Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

   Portfolio Turnover

   The fund generally purchases securities with the intention of holding them for investment; however, when market conditions or other circumstances warrant, securities may be purchased and sold without regard to the length of time held. Due to the nature of the fund's investment program, its portfolio turnover rate may exceed 100%. A high turnover rate may increase transaction costs, result in additional capital gain distributions, and reduce fund total return. The fund's portfolio turnover rates are shown in the Financial
   Highlights table.


   Sector Concentration

   It is possible that the fund could have a considerable amount of assets (25% or more) in municipal securities that would tend to respond similarly to particular economic or political developments. An example would be securities of issuers whose revenues are paid from similar types of projects, such as transportation bonds.


   Credit-Quality Considerations
   The credit quality of most bond issues is evaluated by rating agencies such as Moody's and Standard & Poor's on the basis of the issuer's ability to meet all required interest and principal payments. The highest ratings are assigned to


T. ROWE PRICE                                 30
   issuers perceived to be the best credit risks. T. Rowe Price research analysts also evaluate all fund holdings, including those rated by outside agencies. Other things being equal, lower-rated bonds have higher yields due to greater risk. High-yield bonds, also called "junk" bonds, are those rated below BBB.


   Table 6 shows the rating scale used by the major rating agencies, and Table 7 provides an explanation of quality ratings. T. Rowe Price considers publicly available ratings but emphasizes its own credit analysis when selecting investments.




 Table 6 Ratings of Municipal Debt Securities
                   Moody's        Standard &
                   Investors      Poor's           Fitch
                   Service, Inc.  Corporation      IBCA, Inc.            Definition
  Long Term         Aaa            AAA              AAA                   Highest quality
                   ----------------------------------------------------------------------------------------------
                    Aa             AA               AA                    High quality
                   ----------------------------------------------------------------------------------------------
                    A              A                A                     Upper medium grade
                   ----------------------------------------------------------------------------------------------
                    Baa            BBB              BBB                   Medium grade
                   Moody's                         S&P                            Fitch IBCA
  Short Term        MIG1/ VMIG1    Best quality     SP1+   Very strong quality     F-1+   Exceptionally strong
                                                    SP1    Strong grade                   quality
                                                                                   F-1    Very strong quality
                   ----------------------------------------------------------------------------------------------
                    MIG2/ VMIG2    High quality     SP2    Satisfactory grade      F-2    Good quality
                   ----------------------------------------------------------------------------------------------
  Commercial        P-1            Superior         A-1+   Extremely strong        F-1+   Exceptionally strong
  Paper                            quality                 quality                        quality
                                                    A-1    Strong quality          F-1    Very strong quality
                   ----------------------------------------------------------------------------------------------
                    P-2            Strong quality   A-2    Satisfactory quality    F-2    Good quality
 ---------------------------------------------------------------------------------------------------------------------





 Table 7 Explanation of Quality Ratings
                                      Bond
                                       Rating    Explanation
  Moody's Investors                     Aaa       Highest quality, smallest degree of
  Service, Inc.                                   investment risk.
                                       -----------------------------------------------------
                                        Aa        High quality; together with
                                                  Aaa bonds, they compose the
                                                  high-grade bond group.
                                       -----------------------------------------------------
                                        A         Upper-medium-grade
                                                  obligations; many favorable
                                                  investment attributes.
                                       -----------------------------------------------------
                                        Baa       Medium-grade obligations;
                                                  neither highly protected nor
                                                  poorly secured. Interest and
                                                  principal appear adequate for
                                                  the present, but certain
                                                  protective elements may be
                                                  lacking or may be unreliable
                                                  over any great length of time.
                                       -----------------------------------------------------
                                        Ba        More uncertain with
                                                  speculative elements.
                                                  Protection of interest and
                                                  principal payments not well
                                                  safeguarded in good and bad
                                                  times.
                                       -----------------------------------------------------
                                        B         Lack characteristics of
                                                  desirable investment;
                                                  potentially low assurance of
                                                  timely interest and principal
                                                  payments or maintenance of
                                                  other contract terms over
                                                  time.
                                       -----------------------------------------------------
                                        Caa       Poor standing, may be in
                                                  default; elements of danger
                                                  with respect to principal or
                                                  interest payments.
                                       -----------------------------------------------------
                                        Ca        Speculative in high degree;
                                                  could be in default or have
                                                  other marked shortcomings.
                                       -----------------------------------------------------
                                        C         Lowest rated. Extremely poor prospects
                                                  of ever attaining investment standing.
 ------------------------------------------------------------------------------------------------
  Standard & Poor's                     AAA       Highest rating; extremely strong
  Corporation                                     capacity to pay principal and interest.
                                       -----------------------------------------------------
                                        AA        High quality; very strong
                                                  capacity to pay principal and
                                                  interest.
                                       -----------------------------------------------------
                                        A         Strong capacity to pay
                                                  principal and interest;
                                                  somewhat more susceptible to
                                                  the adverse effects of
                                                  changing circumstances and
                                                  economic conditions.
                                       -----------------------------------------------------
                                        BBB       Adequate capacity to pay
                                                  principal and interest;
                                                  normally exhibit adequate
                                                  protection parameters, but
                                                  adverse economic conditions or
                                                  changing circumstances more
                                                  likely to lead to weakened
                                                  capacity to pay principal and
                                                  interest than for higher-rated
                                                  bonds.
                                       -----------------------------------------------------
                                        BB, B,    Predominantly speculative with respect
                                        CCC, CC   to the issuer's capacity to meet
                                                  required interest and
                                                  principal payments. BB -
                                                  lowest degree of speculation;
                                                  CC - the highest degree of
                                                  speculation. Quality and
                                                  protective characteristics
                                                  outweighed by large
                                                  uncertainties or major risk
                                                  exposure to adverse
                                                  conditions.
                                       -----------------------------------------------------
                                        D         In default.
                                       -----------------------------------------------------
  Fitch IBCA, Inc.                      AAA       Highest quality; obligor has
                                                  exceptionally strong ability to pay
                                                  interest and principal, which is
                                                  unlikely to be affected by reasonably
                                                  foreseeable events.
                                       -----------------------------------------------------
                                        AA        Very high quality; obligor's
                                                  ability to pay interest and
                                                  principal is very strong.
                                                  Because bonds rated in the AAA
                                                  and AA categories are not
                                                  significantly vulnerable to
                                                  foreseeable future
                                                  developments, short-term debt
                                                  of these issuers is generally
                                                  rated F-1+.
                                       -----------------------------------------------------
                                        A         High quality; obligor's
                                                  ability to pay interest and
                                                  principal is considered to be
                                                  strong, but may be more
                                                  vulnerable to adverse changes
                                                  in economic conditions and
                                                  circumstances than
                                                  higher-rated bonds.
                                       -----------------------------------------------------
                                        BBB       Satisfactory credit quality; obligor's
                                                  ability to pay interest and principal is
                                                  considered adequate. Unfavorable changes
                                                  in economic conditions and circumstances
                                                  are more likely to adversely affect
                                                  these bonds and impair timely payment.
                                                  The likelihood that the ratings of these
                                                  bonds will fall below investment grade
                                                  is higher than for higher-rated bonds.
                                       -----------------------------------------------------
                                        BB,       Not investment grade; predominantly
                                        CCC,      speculative with respect to the issuer's
                                        CC, C     capacity to pay interest and principal
                                                  in accordance with the terms of the
                                                  obligation for bond issues not in
                                                  default. BB is the least speculative. C
                                                  is the most speculative.
 ------------------------------------------------------------------------------------------------





ABOUT THE FUND                                31

 FINANCIAL HIGHLIGHTS
 ----------------------------------------------------------
   Table 8, which provides information about the fund's financial history, is based on a single share outstanding throughout the periods shown. The fund's section of the table is part of the fund's financial statements, which are included in its annual report and are incorporated by reference into the
   Statement of Additional Information (available upon request). The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions and no payment of account or (if applicable) redemption fees).
   The financial statements in the annual report were audited by the fund's independent accountants, PricewaterhouseCoopers LLP.



T. ROWE PRICE                                 32


 Table 8  Financial Highlights
                                        Year ended February 28
                          1997       1998       1999       2000/a/     2001
 -------------------------------------------------------------------------------------

  Net asset value,
  beginning of period    $ 10.44    $ 10.44    $ 10.92    $ 11.03     $ 10.15
  Income From Investment Operations
  Net investment income    0.52/b/    0.51/b/    0.50/b/    0.50/b/     0.52/b/
                         --------------------------------------------------------
  Net gains or losses
  on securities (both
  realized and                --       0.48       0.11      (0.88)       0.68
  unrealized)
                         --------------------------------------------------------
  Total from investment
  operations                0.52       0.99       0.61      (0.38)       1.20
  Less Distributions
  Dividends (from net      (0.52)     (0.51)     (0.50)     (0.50)      (0.52)
  investment income)
                         --------------------------------------------------------
  Distributions (from         --         --         --         --          --
  capital gains)
                         --------------------------------------------------------
  Total distributions      (0.52)     (0.51)     (0.50)     (0.50)      (0.52)
                         --------------------------------------------------------
  Net asset value,       $ 10.44    $ 10.92    $ 11.03    $ 10.15     $ 10.83
  end of period
                         --------------------------------------------------------
  Total return              5.15%/b/   9.70%/b/   5.73%/b/  (3.46%)/b/  12.08%/b/
  Ratios/Supplemental Data
  Net assets, end of     $38,726    $49,455    $62,037    $57,380     $69,874
  period (in thousands)
                         --------------------------------------------------------
  Ratio of expenses to      0.65%/b/   0.65%/b/   0.65%/b/   0.65%/b/    0.65%/b/
  average net assets
                         --------------------------------------------------------
  Ratio of net income       5.01%/b/   4.79%/b/   4.59%/b/   4.78%/b/    4.93%/b/
  to average net assets
                         --------------------------------------------------------
  Portfolio turnover        71.1%      49.0%      19.9%      48.5%       33.9%
  rate
 -------------------------------------------------------------------------------------




 /a/       Period ended February 29.


 /b/
   Excludes expenses in excess of a 0.65% voluntary expense limitation in effect through February 28, 2001.


 INVESTING WITH T. ROWE PRICE
 ACCOUNT REQUIREMENTS AND TRANSACTION INFORMATION
 ----------------------------------------------------------
                                                       Tax Identification Number

We must have your correct Social Security or tax identification number on a signed New Account Form or W-9 Form. Otherwise, federal law requires the funds to withhold a percentage (currently 31%) of your dividends, capital gain distributions, and redemptions, and may subject you to an IRS fine. If this information is not received within 60 days after your account is established, your account may be redeemed at the fund's NAV on the redemption date.

                                                       Transaction Confirmations
We send immediate confirmations for most of your fund transactions, but some, such as systematic purchases and dividend reinvestments, are reported on your account statement. Please review confirmations and statements as soon as your receive them and promptly report any discrepancies to Shareholder Services.


    Employer-Sponsored Retirement Plans and Institutional Accounts T. Rowe Price
                                                    Trust Company 1-800-492-7670
Transaction procedures in the following sections may not apply to employer-sponsored retirement plans and institutional accounts. For procedures regarding employer-sponsored retirement plans, please call T. Rowe Price Trust
Company or consult your plan administrator. For institutional account procedures, please call your designated account manager or service representative.


We do not accept third-party checks, except for IRA Rollover checks that are properly endorsed. In addition, T. Rowe Price does not accept purchases made by credit card check.



T. ROWE PRICE                                 34
 OPENING A NEW ACCOUNT
 ----------------------------------------------------------
$2,500 minimum initial investment; $1,000 for retirement plans or gifts or transfers to minors (UGMA/UTMA) accounts ($25,000 minimum initial investment for
Summit Funds only)

                                                            Account Registration
If you own other T. Rowe Price funds, be sure to register any new account just like your existing accounts so you can exchange among them easily. (The name and account type would have to be identical.)

                                                                         By Mail

Please make your check payable to T. Rowe Price Funds (otherwise it will be returned) and send your check, together with the New Account Form, to the appropriate address below:


via U.S. Postal Service
T. Rowe Price Account Services P.O. Box 17300 Baltimore, MD 21297-1300

via private carriers/overnight services
T. Rowe Price Account Services Mailcode 17300 4515 Painters Mill Road Owings
Mills, MD 21117-4903

                                                                         By Wire
Call Investor Services for an account number and give the following wire information to your bank:

Receiving Bank:  PNC Bank, N.A. (Pittsburgh) Receiving Bank ABA#:  043000096
Beneficiary:  T. Rowe Price [fund name] Beneficiary Account:  1004397951
Originator to Beneficiary Information (OBI):  name of owner(s) and account number


Complete a New Account Form and mail it to one of the appropriate addresses listed previously.

Note: Investment will be made, but no services will be established and IRS penalty withholding may occur until we receive a signed New Account Form. Also, retirement plan accounts and IRAs cannot be opened by wire.



ABOUT THE FUND                                35
                                                                     By Exchange

Call Shareholder Services or use Tele*Access or your personal computer (see
Automated Services under Information About Your Services). The new account will have the same registration as the account from which you are exchanging.
Services for the new account may be carried over by telephone request if they are preauthorized on the existing account. For limitations on exchanging, see the explanation of Excessive Trading under Transaction Procedures and Special
Requirements.


                                                                       In Person
Drop off your New Account Form at any location listed on the back cover and obtain a receipt.



 PURCHASING ADDITIONAL SHARES
 ----------------------------------------------------------

$100 minimum additional purchase ($1,000 for Summit Funds). For retirement plans, Automatic Asset Builder, and gifts or transfers to minors (UGMA/UTMA) accounts $50, except $100 for Summit Funds.


                                                                 By ACH Transfer

Use Tele*Access or your personal computer or call Shareholder Services if you have established electronic transfers using the ACH system.


                                                                         By Wire
Call Shareholder Services or use the wire address listed in Opening a New
Account.

                                                                         By Mail
 1. Make your check payable to T. Rowe Price Funds (otherwise it may be returned).

 2. Mail the check to us at the following address with either a fund reinvestment slip or a note indicating the fund you want to buy and your fund account number.

 3. Remember to provide your account number and the fund name on the memo line of your check.

via U.S. Postal Service

T. Rowe Price Account Services P.O. Box 17300 Baltimore, MD 21297-1300


/(For //mail via private carriers and overnight services//, see previous /
/section.)/


T. ROWE PRICE                                 36
                                                      By Automatic Asset Builder
Fill out the Automatic Asset Builder section on the New Account or Shareholder
Services Form.



 EXCHANGING AND REDEEMING SHARES
 ----------------------------------------------------------
                                                                Exchange Service
You can move money from one account to an existing identically registered account or open a new identically registered account. Remember, exchanges are purchases and sales for tax purposes. (Exchanges into a state tax-free fund are limited to investors living in states where the fund is registered.)

                                                                     Redemptions

Redemption proceeds can be mailed to your account address, sent by ACH transfer to your bank, or wired to your bank (provided your bank information is already on file). For charges, see Electronic Transfers-By Wire under Information About
Your Services. Please note that large redemption requests initiated through automated services may be routed to a service representative.

If you request to redeem a specific dollar amount, and the market value of your account is less than the amount of your request, we will redeem all shares from your account.


Some of the T. Rowe Price funds may impose a redemption fee of 0.5% to 2% on shares held for less than six months, one year, or two years, as specified in the prospectus. The fee is paid to the fund.


For redemptions by check or electronic transfer, please see Information About
Your Services.


                                                                        By Phone
Call Shareholder Services
If you find our phones busy during unusually volatile markets, please consider placing your order by your personal computer or Tele*Access (if you have previously authorized these services), mailgram, or express mail. For exchange policies, please see Transaction Procedures and Special Requirements - Excessive
Trading.

                                                                         By Mail
For each account involved, provide the account name, number, fund name, and exchange or redemption amount. For exchanges, be sure to specify any fund you


ABOUT THE FUND                                37
are exchanging out of and the fund or funds you are exchanging into. T. Rowe
Price requires the signatures of all owners exactly as registered, and possibly a signature guarantee (see Transaction Procedures and Special Requirements -
Signature Guarantees). Please use the appropriate address below:

For nonretirement and IRA accounts:
via U.S. Postal Service
T. Rowe Price Account Services P.O. Box 17302 Baltimore, MD 21297-1302

via private carriers/overnight services
T. Rowe Price Account Services Mailcode 17302 4515 Painters Mill Road Owings
Mills, MD 21117-4903

For employer-sponsored retirement accounts:
via U.S. Postal Service
T. Rowe Price Trust Company P.O. Box 17479 Baltimore, MD 21297-1479

via private carriers/overnight services
T. Rowe Price Trust Company Mailcode 17479 4515 Painters Mill Road Owings Mills,
MD 21117-4903

Requests for redemptions from employer-sponsored retirement accounts must be in writing; please call T. Rowe Price Trust Company or your plan administrator for instructions. IRA distributions may be requested in writing or by telephone;
please call Shareholder Services to obtain an IRA Distribution Form or an IRA
Shareholder Services Form to authorize the telephone redemption service.



 RIGHTS RESERVED BY THE FUNDS
 ----------------------------------------------------------

T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to accept initial purchases by telephone or mailgram;




T. ROWE PRICE                                 38

(3) to refuse any purchase or exchange order; (4) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership) upon notice to the shareholder within five business days of the trade or if the written confirmation has not been received by the shareholder, whichever is sooner; (5) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (6) to otherwise modify the conditions of purchase and any services at any time; and (7) to act on instructions reasonably believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.


In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no shareholder or group of shareholders controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of a fund, except upon approval of the fund's management.




 INFORMATION ABOUT YOUR SERVICES
 ----------------------------------------------------------
            Shareholder Services 1-800-225-5132 Investor Services 1-800-638-5660
Many services are available to you as a shareholder; some you receive automatically, and others you must authorize or request on the New Account Form.
By signing up for services on the New Account Form rather than later on, you avoid having to complete a separate form and obtain a signature guarantee. This section discusses some of the services currently offered. Our Services Guide, which we mail to all new shareholders, contains detailed descriptions of these and other services.


Note: Corporate and other institutional accounts require an original or certified resolution to establish services and to redeem by mail. Certain other fiduciary accounts (such as trusts or power of attorney arrangements) require documentation, which may include an original




ABOUT THE FUND                                39

or certified copy of the trust or power of attorney to establish services and to redeem by mail. For more information, call Investor Services.

                                                                Retirement Plans
We offer a wide range of plans for individuals, institutions, and large and small businesses: Traditional IRAs, Roth IRAs, SIMPLE IRAs, SEP-IRAs, Keoghs
(profit sharing, money purchase pension), 401(k)s, and 403(b)(7)s. For information on IRAs or our no-load variable annuity, call Investor Services. For information on all other retirement plans, please call our Trust Company at 1-800-492-7670.


                                                  Investing for College Expenses
We can help you save for future college expenses on a tax-advantaged basis.

Education IRAs



Invest up to $500 per year; account earnings are tax-deferred until withdrawn for college.

529 Plans

The T. Rowe Price College Savings Plan (for any U.S. resident) and the
University of Alaska College Savings Plan (for Alaska residents) allow you to contribute up to an aggregate account balance of $250,000 per student beneficiary. Earnings are tax-deferred until withdrawn. For more information on tax-related features and the plans' investment approaches, risks, and expenses, call toll-free 1-866-521-1894.


                  Automated Services Tele*Access 1-800-638-2587 24 hours, 7 days
Tele*Access

 24-hour service via a toll-free number enables you to (1) access information on fund performance, prices, distributions, account balances, and your latest transaction; (2) request checks, prospectuses, services forms, duplicate statements, and tax forms; and (3) buy, sell, and exchange shares in your accounts (see Electronic Transfers in this section).


                                                  Web Address www.troweprice.com

Online Account Access
You can sign up online to conduct account transactions through our Web site on the Internet. If you subscribe to America Online/(R)/, you can access our Web site via keyword "T. Rowe Price" and conduct transactions in your account.



T. ROWE PRICE                                 40
                                                Plan Account Line 1-800-401-3279

This 24-hour service is similar to Tele*Access but is designed specifically to meet the needs of retirement plan investors.

                                                  By Telephone and In Person

Buy, sell, or exchange shares by calling one of our service representatives or by visiting one of our investor center locations whose addresses are listed on the back cover.

                                                            Electronic Transfers
By ACH

With no charges to pay, you can move as little as $100 or as much as $100,000 between your bank account and fund account using the ACH system. Enter instructions via Tele*Access or your personal computer, or call Shareholder
Services.


By Wire

Electronic transfers can be conducted via bank wire. There is a $5 fee for wire redemptions under $5,000, and your bank may charge for incoming or outgoing wire transfers regardless of size.


                                                                    Checkwriting

(Not available for equity funds or the High Yield, Emerging Markets Bond, or U.S. Bond Index Funds) You may write an unlimited number of free checks on any money market fund and most bond funds, with a minimum of $500 per check. Keep in mind, however, that a check results in a redemption; a check written on a bond fund will create a taxable event which you and we must report to the IRS.


                                                             Automatic Investing

Automatic Asset Builder

You can instruct us to move $50 ($100 for Summit Funds) or more from your bank account, or you can instruct your employer to send all or a portion of your paycheck to the fund or funds you designate.

Automatic Exchange
You can set up systematic investments from one fund account into another, such as from a money fund into a stock fund.


ABOUT THE FUND                                41
 T. ROWE PRICE BROKERAGE
 ----------------------------------------------------------
              To Open an Account 1-800-638-5660 For Existing Brokerage Customers
                                                                  1-800-225-7720
Investments available through our brokerage service include stocks, options, bonds, and others at commission savings over full-service brokers/*/. We also provide a wide range of services, including:

Automated Telephone and Computer Services

You can enter stock and option orders, access quotes, and review account information around the clock by phone with Tele-Trader or via the Internet with Account Access-Brokerage. Any trades entered through Tele-Trader save you an additional 10% on commissions. For stock trades entered through Account
Access-Brokerage, you will pay a commission of $19.95 for up to 1,000 shares plus $.02 for each share over 1,000. Option trades entered through Account
Access-Brokerage save you 10% over our standard commission schedule. All trades are subject to a $35 minimum commission except stock trades placed through Account Access-Brokerage.


Investor Information

A variety of informative reports, such as our Brokerage Insights series and S&P
Market Month newsletter, as well as access to online research tools can help you better evaluate economic trends and investment opportunities.


Dividend Reinvestment Service

If you elect to participate in this service, the cash dividends from the eligible securities held in your account will automatically be reinvested in additional shares of the same securities free of charge. Most securities listed on national securities exchanges or Nasdaq are eligible for this service.


/*Services //v//ary //b//y //f//irm./

/T. Rowe Price// Brokerage is a division of //T. Rowe Price// Investment /
/Services, Inc., Member NASD/SIPC./


T. ROWE PRICE                                 42
 INVESTMENT INFORMATION
 ----------------------------------------------------------

To help you monitor your investments and make decisions that accurately reflect your financial goals, T. Rowe Price offers a wide variety of information in addition to account statements. Most of this information is also available on our Web site at www.troweprice.com.

A note on mailing procedures: If two or more members of a household own the same fund, we economize on fund expenses by sending only one fund report and prospectus. If you need additional copies or do not want your mailings to be "householded," please call Shareholder Services at 1-800-225-5132 or write to us at P.O. Box 17630, Baltimore, Maryland 21297-1630.


Shareholder Reports

Fund managers' annual and semiannual reviews of their strategies and performance.


The T. Rowe Price Report

A quarterly investment newsletter discussing markets and financial strategies and including the Performance Update, a review of all T. Rowe Price fund results.


Insights
Educational reports on investment strategies and financial markets.

Investment Guides

Asset Mix Worksheet, College Planning Kit, Diversifying Overseas: A T. Rowe
Price Guide to International Investing, Managing Your Retirement Distribution,
Personal Strategy Planner, Retirement Readiness Guide, Retirement Planning Kit, and Tax Considerations for Investors.





ABOUT THE FUND                                43

 T. Rowe Price Privacy Policy

 In the course of doing business with T. Rowe Price, you share personal and financial information with us. We treat this information as confidential and recognize the importance of protecting access to it.

 You may provide information when communicating or transacting with us in writing, electronically, or by phone. For instance, information may come from applications, requests for forms or literature, and your transactions and account positions with us. On occasion, such information may come from consumer reporting agencies and those providing services to us.

 We do not sell information about current or former customers to any third parties, and we do not disclose it to third parties unless necessary to process a transaction, service an account, or as otherwise permitted by law. We may share information within the T. Rowe Price family of companies in the course of providing or offering products and services to best meet your investing needs.
 We may also share that information with companies that perform administrative or marketing services for T. Rowe Price, with a research firm we have hired, or with a business partner, such as a bank or insurance company with whom we are developing or offering investment products. When we enter into such a relationship, our contracts restrict the companies' use of our customer information, prohibiting them from sharing or using it for any purposes other than those for which they were hired.

 We maintain physical, electronic, and procedural safeguards to protect your personal information. Within T. Rowe Price, access to such information is limited to those who need it to perform their jobs, such as servicing your accounts, resolving problems, or informing you of new products or services.
 Finally, our Code of Ethics, which applies to all employees, restricts the use of customer information and requires that it be held in strict confidence.

 This Privacy Policy applies to the following T. Rowe Price family of companies:
 T. Rowe Price Associates, Inc.; T. Rowe Price Advisory Services, Inc.; T. Rowe
 Price Investment Services, Inc.; T. Rowe Price Savings Bank; T. Rowe Price
 Trust Company; and the T. Rowe Price Funds.




To help you achieve your financial goals, T. Rowe Price offers a wide range of stock, bond, and money market investments, as well as convenient services and informative reports.
A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus.
Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, or for shareholder inquiries, call
1-800-638-5660.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Infor-mation on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference
Room, Washington D.C. 20549-0102.
Investor Centers
For directions, call 1-800-225-5132 or visit our Web site

Baltimore Area
Downtown
 105 East Lombard Street

Owings Mills
 Three Financial Center 4515 Painters Mill Road

Boston Area
 386 Washington Street Wellesley

Chicago Area
 1900 Spring Road Suite 104 Oak Brook

Colorado Springs
 2260 Briargate Parkway

Los Angeles Area
 Warner Center 21800 Oxnard Street Suite 270 Woodland Hills

New Jersey/New York Area
 51 JFK Parkway, 1st Floor Short Hills, New Jersey

San Francisco Area
 1990 N. California Blvd. Suite 100 Walnut Creek

Tampa
 4200 West Cypress Street 10th Floor

Washington, D.C.
 900 17th Street, N.W. Farragut Square
 For Mutual Fund or T. Rowe Price Brokerage Information
 Investor Services
 1-800-638-5660 TDD
 1-800-367-0763

For Existing Accounts
 Shareholder Services
 1-800-225-5132

For Performance, Prices, Account Information, or to Conduct Transactions
 Tele*Access/(R)/
 24 hours, 7 days 1-800-638-2587

Internet Address
 www.troweprice.com


T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202
                                                                  F92-040 7/1/01
1940 Act File No. 811-4521
